Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)
(Form Type)

B&G FOODS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee(3)
Fees to Be Paid	Equity	Common Stock, par value $0.01 per share	Rule 456(b) and Rule 457(r)	952,373	$22.71	$21,628,391	$.0000927	$2,004.95

(1)	Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend, recapitalization or similar transactions, or pursuant to anti-dilution provisions of any of the shares being registered.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for a share of the registrant’s common stock on August 29, 2022, as reported on the New York Stock Exchange.

(3)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s registration statement on Form S-3ASR filed with the Securities and Exchange Commission on August 9, 2022 (File No. 333-266708).